FIRST AMENDMENT TO

ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (this “Amendment”), is dated as of April 28, 2006, by and between CENTURY REALTY TRUST, BEECH GROVE APARTMENTS, L.P., CENTURY REALTY PROPERTIES, L.P., HAMPTON COURT APARTMENTS, L.P., CHARTER OAKS ASSOCIATES, LLC, SHEFFIELD SQUARE APARTMENTS, L.P., BARCELONA APARTMENTS, L.P., and WEST WIND TERRACE APARTMENTS, L.P. (collectively, “Seller”) and BUCKINGHAM PROPERTIES, INC. (“Purchaser”).

RECITALS:

A.

Seller and Purchaser entered into that certain Asset Purchase Agreement, dated as of March 17, 2006 (the “Agreement”), with respect to the purchase and sale of several apartment communities and commercial buildings located in the State of Indiana.

B.

Seller and Purchaser now desire to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.

Due Diligence Period.  The "Due Diligence Period" (as defined in the Agreement) is hereby extended through May 15, 2006.

2.

Outside Closing Date.  In Section 25(c) of the Agreement, the three occurrences of "July 31, 2006" are hereby deleted and replaced with "August 14, 2006".

3.

No Other Changes.  Except as modified by this Amendment, the Agreement shall remain in full force and effect. If there is a conflict between the terms of this Amendment and the terms of the Agreement, then the terms of this Amendment shall govern.

4.

Execution in Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement.  To facilitate delivery of this agreement, the parties may deliver and exchange counterparts of this Amendment by telephone facsimile or by e-mail, with the same force and effect as an original.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

PURCHASER: Buckingham Properties, Inc. By: _/s/Bradley B. Chambers Bradley B. Chambers, President
SELLER: Century Realty Trust By: /s/John I. Bradshaw, Jr. John I. Bradshaw Jr. President and Chief Executive Officer	Beech Grove Apartments, L.P. By CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President
Century Realty Properties, L.P. By: Century Realty Trust, G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President	Hampton Court Apartments, L.P. By: CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President
Charter Oaks Associates, LLC By: Century Realty Trust Managing Member By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President	Sheffield Square Apartments, L.P. By: CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President

Barcelona Apartments, L.P. By: CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I Bradshaw, Jr. President	West Wind Terrace Apartments, L.P. By: CR Management, Inc., G.P. By: /s/John I. Bradshaw, Jr. John I. Bradshaw, Jr. President